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[Letterhead of HFS Inc.]
Thomas D. Christopoul
Senior Vice President
Human Resources






                                                             February 24, 1997



Mr. R. Craig Hoenshell

New York, NY  10022


                                    REVISED
                           PERSONAL AND CONFIDENTIAL


Dear Craig:

                  We are pleased to confirm our revised offer of employment with HFS Incorporated as Chairman & CEO of Avis, Inc. This letter supersedes all other letters. Your base salary on an annual basis will be $600,000 (or $23,076.92 on a bi-weekly basis). You will also be eligible to participate in the Company's profit sharing bonus plan in 1997. Currently, your position is eligible for a bonus of up to 60% of your base salary based on HFS achieving stated EBITDA goals. For the first year of your employment, this bonus will be guaranteed to be no less than 60% of your base salary earned in 1997. Thereafter, your bonus and other compensation will be determined by the future Compensation Committee of the Board of Directors of the Avis Rent-A-Car Operations Corporation. This position is based in the Garden City, NY offices of Avis, Inc. and currently reports directly to Stephen Holmes, Vice-Chairman of HFS Incorporated. We anticipate your start date to be March 17, 1997.



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                  In addition, subject to the approval of the Compensation
Committee of the HFS Board of Directors, you will be eligible for a 250,000 option share grant to be priced at market value as of the date of the grant. These grants will be governed by the option plan described in our most recent proxy statement or as amended by the Board of Directors on the date of the issuance of the grant. We anticipate that the grant will be issued by March 17, 1997. You will also be eligible for other Avis health and welfare benefits per Company policy to start on your first day of employment. This will include participation in the executive car program which entitles you to use of a company automobile at the expense of Avis, Inc.

                  Upon the initial public offering (IPO) of the Avis Rent-A-Car Operations Corporation, you will receive an option grant of stock options of that company equivalent to at least 3% of the stock of that corporation to be exercised at or below the IPO offering price.

                  Should you be terminated in the first six months of your employment for any reason other than willful misconduct or voluntary quit, you will be eligible for six (6) months of your annual base pay plus a prorated portion of your first year's bonus. Should your employment be terminated for similar reasons after six (6) months of employment, you will be eligible for severance according to current HFS policy which provides for one year's base pay, or as otherwise determined by the Board.

                  In addition, should your employment be terminated for reasons other than willful misconduct or voluntary quit within your first ninety (90) days of employment, HFS Incorporated will cause at least 100,000 options of HFS stock options granted to you to become fully vested and exercisable for a period of at least one year from the termination date. If your employment is terminated for similar reasons as described above after 90 days, HFS Incorporated will cause all outstanding HFS options granted to you to become vested and exercisable at least one year from your termination date.

                  On your first day of employment, please be sure to bring with you two forms of identification such as a passport or driver's license and social security card to the Human Resources Department at Garden City.



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                  Please indicate your acceptance of this offer letter by
signing the enclosed copy and returning it to my attention.

                  If there is anything further I can do to assist you, please do not hesitate to call me at (201) 359-5959 -- welcome to HFS Incorporated.

                                                     Sincerely,

                                                     /s/ Thomas D. Christopoul

                                                     Thomas D. Christopoul
                                                     Senior Vice President
                                                     Human Resources

Understood and accepted:



/s/ R. Craig Hoenshell
--------------------------------
R. CRAIG HOENSHELL

Social Security #
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Date:             2-25-97
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